ISSUER FREE WRITING PROSPECTUS

(RELATING TO PRELIMINARY PROSPECTUS

SUPPLEMENT DATED MARCH 2, 2022 AND

PROSPECTUS DATED APRIL 30, 2021)

FILED PURSUANT TO RULE 433

REGISTRATION NUMBER 333-255666

NASDAQ, INC.

$550,000,000 3.950% Senior Notes due 2052

Final Term Sheet

March 2, 2022

Issuer:	Nasdaq, Inc.

Type:	SEC Registered

Trade Date:	March 2, 2022

Settlement Date:	March 7, 2022 (T+3)

Title of Securities:	3.950% Senior Notes due 2052 (the “Notes”)

Size:	$550,000,000

Maturity Date:	March 7, 2052

Interest Payment Dates:	Each March 7 and September 7, beginning on September 7, 2022

Coupon (Interest Rate):	3.950%

Price to Public:	99.391%

Benchmark Treasury:	1.875% due November 15, 2051

Benchmark Treasury Price and Yield:	92-07 and 2.235%

Spread to Benchmark Treasury:	+ 175 basis points

Yield to Maturity:	3.985%
Optional Redemption:

Prior to September 7, 2051 (six (6) months before their maturity date) (the “Par Call Date”), callable at any time, at the greater of par or the make-whole redemption price (Treasury Rate plus 30 basis points) (assuming the notes matured on the Par Call Date).

At any time on or after the Par Call Date, the Notes will be redeemable, as a whole or in part, at the issuer’s option and at any time or from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP / ISIN:	631103AM0 / US631103AM02

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Change of Control	If a Change of Control Triggering Event occurs with respect to the Notes, we will be required to make an offer to purchase all, or at the holder’s option, any part of each holder’s Notes in cash for a purchase price equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of purchase.

Interest Rate Adjustment	The interest rate payable on the Notes will be subject to adjustment from time to time as described under the caption “Description of the Notes–Interest Rate Adjustment.”

Joint Book-Running Managers:

J.P. Morgan Securities LLC (B&D)

BofA Securities, Inc.

Mizuho Securities USA LLC

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

Morgan Stanley & Co. LLC

Skandinaviska Enskilda Banken AB (publ)

Co-Managers:	ICBC Standard Bank Plc Siebert Williams Shank & Co., LLC TD Securities (USA) LLC Academy Securities, Inc. Loop Capital Markets LLC R. Seelaus & Co., LLC

We expect that delivery of the Notes will be made against payment therefor on or about the closing date as specified on the cover page of the prospectus supplement, which will be the third business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade such Notes more than two business days prior to the scheduled settlement date will be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of such Notes who wish to trade Notes prior to the date of delivery hereunder should consult their advisors.

The Issuer has filed a registration statement (including a prospectus supplement and accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting the Next-Generation EDGAR System on the SEC website at www.sec.gov. Alternatively, copies may be obtained by contacting J.P. Morgan Securities LLC at 212-834-4533, BofA Securities, Inc. at 1-800-294-1322, Mizuho Securities USA LLC at 1-212-205-7720 or Wells Fargo Securities, LLC at 1-800-645-3751.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG EMAIL OR ANOTHER COMMUNICATION SYSTEM.

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